Exhibit 1.5

For Immediate Release ▶ ▶ ▶ September 7, 2004	For More Information ▶ ▶ ▶ Kara Schiltz Articulate Communications Inc. 212.255.0080, ext. 17 kschiltz@articulatepr.com

Ross Systems Joins Top Private Label Industry Association

Membership in Private Label Manufacturers Association Enables
Increased Focus on Solving the Unique Requirements of These Companies

ATLANTA — September 7, 2004 — Ross Systems, Inc. (“Ross”), a software unit of chinadotcom corporation (NASDAQ: CHINA), is poised to support the unique needs of its private label manufacturing customers through membership in the industry-leading Private Label Manufacturers Association (PLMA). Whether a manufacturer specializing solely in private label brands or a producer of both private label and branded products, enterprise software from Ross helps to improve forecasting and planning, streamline manufacturing and ensure high levels of customer service.

PLMA is the international trade association devoted exclusively to the private label industry. As a member of the PLMA, Ross will support the organization’s dedication to the promotion of private label brands worldwide. PLMA member companies include leading manufacturers of store brands, in addition to brokers and suppliers to the private label industry.

Ross private label manufacturer customer Berner Foods, Inc., a market-leading supplier of quality food products including processed cheese, natural cheese and soy beverages, knows first hand the specialized attention that Ross provides its customers.

“As a private label manufacturer contending with tight margins, the iRenaissance solution suite has been a key to our long-term success,” said Troy Grove, director of business technology for Berner Foods. “Finding a trusted partner in Ross, we implemented iRenaissance for manufacturing operations, quality control, supplier management, financials and regulatory management.”

The Ross iRenaissance solution was built on the company’s expertise in serving process manufacturers faced with addressing specific needs such as quality control, regulatory compliance, food safety and profit-margin improvement. Ross customers span the food and beverage, life sciences, chemicals, metals and natural products industries and range from smaller, single-plant businesses to multinational corporations.

“The success that we enjoy at Ross is an echo of the success achieved by our customers,” said Scot McLeod, vice president of marketing at Ross. “Through active participation in industry organizations such as PLMA, we will develop a deeper understanding of current and future requirements as we strive to become a more valuable partner for our customers.”

-more-

Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

Ross Systems Joins Top Private Label Industry Association	Page 2

Ross will be in attendance at “Store Brands 2025 Private Label Trade Show”, PLMA’s annual trade show to be held November 14-16, 2004 at Chicago’s Rosemont Exhibition Center. The event serves as an opportunity to discuss with partners and peers, as well as retailers and wholesalers, issues facing the industry.

About Ross Systems

Ross Systems, Inc., a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.